Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE SOUTH CAROLINA UNIFORM

ARBITRATION ACT PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION

ASSOCIATION. AS MODIFIED PURSUANT TO SECTION 11.11 HEREIN.

ASSET PURCHASE AGREEMENT

ACQUISITION OF ASSETS OF

MCALEER COMPUTER ASSOCIATES, INC.

BY

COMPUTER SOFTWARE INNOVATIONS, INC.

November 27, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 27th day of November, 2006, by and among Computer Software Innovations, Inc., a Delaware corporation (“Buyer”), McAleer Computer Associates, Inc., an Alabama corporation with its principal place of business in Mobile, Alabama (“Seller”), and William J. McAleer, the sole shareholder of Seller (“Shareholder”).

RECITALS:

WHEREAS, Seller is engaged in educational management providing software, hardware, forms and printing, and consultation services to school systems primarily in Alabama, Georgia, Florida, Mississippi, Tennessee and Louisiana (the “Business”);

WHEREAS, Buyer wishes to acquire substantially all of the properties and assets of Seller and the Business and assume certain limited obligations of Seller, and Seller wishes to convey such assets to Buyer, subject to such limited obligations and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets.

(a) Subject to the provisions of this Agreement and except for those assets expressly excluded in subsection (b) (the “Excluded Assets”), Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.5 hereof), all of the properties, assets and business of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation:

(i) all assets shown or reflected on the Base Balance Sheet (as defined in Section 2.7 hereof) of Seller, other than those identified in paragraph (b) below;

(ii) all work in process, including any and all invoices or billings issued in 2006 for services to be performed in 2007, any cash received relating to all invoices or billings issued in 2006 for services to be performed in 2007, if any, and any other items for which services have been prepaid (the “WIP”);

(iii) all furniture, fixtures, machinery, equipment, supplies, raw materials;

(iv) Any rights of Seller in software developed or owned by Seller, including all versions, variations, modifications, enhancements, additions or replacements thereof, the source codes and object codes (in all media), all software program documentation and user materials, and all associated utilities and support software and any rights of Seller in any software licensed by it together with all software program documentation and user materials for such software (collectively, the “Software”);

(v) Any hardware and related products of Seller or used in connection with the Business, including all versions, variations, modifications, enhancements, additions or replacements thereof, and all hardware documentation and user materials (collectively, the “Hardware”);

(vi) All technical and descriptive materials relating to the acquisition, design, development, manufacture, use, support or maintenance of the Software or the Hardware, including the computer source and/or object code and program documentation and related materials to the extent Seller has rights therein (collectively, the “Technical Documentation”);

(vii) all vehicles of Seller, if any;

(viii) the real property, building and improvements of Seller located at 3209 and 3213 Executive Park Circle, Mobile, Alabama (the “Real Property”);

(ix) all business records and contracts, including project files and customer histories other than those identified in paragraph (b) below (the “Business Records”);

(x) all of Seller’s good will and intangible assets including, without limitation, all, customer lists, brochures, marketing literature, licenses, permits, processes, files and records; and

(xi) all of Seller’s intellectual property including, without limitation, all trademarks, trade names, service marks, logos, patents, copyrights, website and domain names, technology, trade secrets and other intangible assets used in the Business including, but not limited to, the exclusive right to use the name of Seller as all or part of a trade or corporate name (collectively, the “Intellectual Property”).

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the “Subject Assets.”

(b) The following assets shall be excluded from the Subject Assets as Excluded Assets:

(i) assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business;

(ii) Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and Shareholders, original tax returns and financial statements, such other records as have to do exclusively with Seller’s organization or stock capitalization, and copies of such documents of Seller which Seller deems necessary to substantiate its income and other tax returns;

(iii) all cash and marketable securities of Seller, except for cash representing invoices paid in 2006 for services to be performed in 2007 or other prepayments for services under Section 1.1(a)(ii);

(iv) all benefit plans, if any, including the assets held by Seller under said benefit plans;

(v) all of Seller’s rights in or under insurance contracts;

(vi) all accounts receivable for any services performed by Seller prior to the Closing (“Accounts Receivable”); and

(vii) all the assets set forth on Schedule 1.1(b)(vii).

1.2 Assumption of Liabilities.

Upon the sale and purchase of the Subject Assets, with the exception of those matters listed in Schedule 1.2 (the “Assumed Liabilities”), Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller, or any Affiliate (as defined below), or any claim against any of the foregoing or against the Subject Assets of the Business arising prior to

Closing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise. Without limiting the foregoing sentence, Buyer shall have no responsibility with respect to the following, whether or not disclosed in the Base Balance Sheet or a Schedule hereto, including without limitation:

(i) any liabilities and obligations related to or arising from the transactions with any officer, director or shareholder of Seller or any person or organization controlled by, controlling, or under common control with any of them (an “Affiliate”);

(ii) liabilities and obligations for taxes of any kind, including taxes related to or arising solely from the transfers contemplated hereby, which transfer taxes shall be the responsibility of Seller, provided, ad valorem property taxes due on the Subject Assets (or under any real or personal property lease) shall be prorated among Buyer and Seller based upon the number of days in the taxable period to which such ad valorem property taxes apply that each party owns the Subject Assets;

(iii) liabilities and obligations of Seller for damage or injury to person or property, including, without limitation, injuries to employees;

(iv) liabilities and obligations to employees of Seller, whether for accident, disability, or workers compensation insurance or benefits, benefits under employee benefit plans, or obligations related to or resulting from severance of employment by Seller;

(v) workmen’s liens on any of the Subject Assets;

(vi) liabilities incurred by Seller or Shareholder in connection with this Agreement and the transactions provided for herein, including counsel, broker and accountant’s fees, filing fees, transfer and other taxes, and expenses pertaining to Seller’s liquidation or the performance by Seller of its obligations hereunder;

(vii) liabilities of Seller related to environmental matters, including without limitation, liabilities associated with any disposal or use of hazardous materials or substances under Federal (including CERCLA) or state laws, common law or otherwise;

(viii) liabilities of Seller related to the Occupational Safety and Health Act (“OSHA”), or any other similarly applicable state law, and liabilities for healthcare expenses incurred prior to Closing;

(ix) liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class or under any benefit plans;

(x) liabilities of Seller regarding any products manufactured or distributed by Seller prior to Closing; and

(xi) any other liabilities arising out of facts or circumstances existing prior to the Closing or the operation of Seller’s Business prior to the Closing.

1.3 Purchase Price and Payment.

(a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Subject Assets by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller and Shareholder, Buyer will, in full payment therefor, pay to Seller a purchase price (the “Purchase Price”) of Four Million Fifty Thousand and No/100ths Dollars ($4,050,000.00) as set forth below.

(b) The Purchase Price shall be payable to Seller as follows: (i) One Hundred Thousand and No/100ths Dollars ($100,000.00) representing the Earnest Money described in Section 1.3(c) below shall be applied as a credit against the Purchase Price, (ii) Three Million Four Hundred Twenty Five Thousand and No/100ths Dollars ($3,425,000.00) in cash or by wire transfer or other immediately available funds at the Closing and (iii) Five Hundred Twenty Five Thousand and No/100ths Dollars ($525,000.00) being evidenced by a promissory note (the “Note”), the form of which is attached hereto as Exhibit A, which provides for payments of principal over five (5) years in equal quarterly installments for $26,250.00 per quarter, commencing March 31, 2007, plus interest on the unpaid balance computed in arrears for each quarterly payment using three (3) month LIBOR as published in the Wall Street Journal, in effect on the first business day at the beginning of such quarter and which shall be secured by a mortgage held by the Shareholder on the Real Property (“Mortgage”), the form of which is attached hereto as Exhibit B.

(c) Pursuant to and in accordance with that certain Letter Agreement among the parties dated September 14, 2006 (the “Letter Agreement”), Buyer paid to Seller One Hundred Thousand and No/100ths Dollars ($100,000.00) as earnest money (the “Earnest Money”). Upon the Closing, the Earnest Money shall be applied as a credit against the cash portion of the Purchase Price set forth above in Subsection 1.3(b)(i). In the event the Closing does not occur through no fault of the Seller of the Shareholder, the Earnest Money shall be retained by Seller or returned to Buyer as provided in Section 10.5 hereof.

1.4 Delivery of Consulting and Noncompetition Agreements. At the Closing, Shareholder shall enter into a consulting agreement with Buyer (the “Consulting Agreement”) that is mutually agreeable to Shareholder and Buyer and Seller and Shareholder shall enter into a confidentiality, noncompetition agreement with and for the benefit of Buyer (collectively, the “Noncompetition Agreements”), in the form attached hereto as Exhibit C.

1.5 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Leatherwood Walker Todd and Mann, P.C., Greenville, South Carolina, on Tuesday, January 2, 2007 but with an effective date and time of 12:01 a.m. on Monday, January 1, 2007 (the “Closing Date”); provided, however, that the Closing may be postponed for such period as mutually agreed by the parties. Notwithstanding the foregoing, the parties acknowledge and agree that although the physical location of the Closing shall be in Greenville, South Carolina, each of the parties that desire to do so may execute and deliver all documents and instruments at Closing by facsimile or other mutually agreeable method of transmission with originally executed documents to be delivered separately.

1.6 Transfer of Subject Assets; Proration.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets including deeds, bills of sale, assignments of leases, title to vehicles subject to title registration, and such other instruments of transfer as may be required. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereto) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance satisfactory to counsel for Buyer, and (iii) except as expressly provided herein, shall effectively vest in Buyer good and marketable title to all the Subject Assets and all of Seller’s rights and interest therein free and clear of all liens, restrictions and encumbrances, except liens for taxes not yet due and payable, it being understood that Seller shall procure and deliver at the Closing such certificates or other confirmations from the taxing authorities of the State of Alabama as are generally issuable by such authorities regarding Seller’s payment of taxes prior to the Closing, and, provided further, that Seller shall, after the Closing, promptly pay when due such taxes as are not included in the Assumed Liabilities.

(b) At the Closing Date, Buyer and Seller shall prorate as of the Closing Date all rents, utilities and other charges affecting the Subject Assets so that amounts attributable to periods prior to the Closing Date are borne by Seller (or, in the case of any benefits, received by Seller) and amounts attributable to periods commencing on the Closing Date are borne by Buyer (or, in the case of any benefits, received by Buyer).

1.7 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller’s Business Records, tax returns for the five (5) years prior to the Closing, books and other data relating to the Subject Assets, and the Business and operations represented thereby (except corporate records, original tax returns and financial statements, and other property of Seller excluded under Section 1.1(b)) and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and Business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys reasonable access to the books and records of Seller delivered to Buyer under this Section 1.7, all of which shall be retained by Buyer until December 31, 2013, and shall permit Seller to make extracts and copies therefrom for the purpose of preparing such tax returns of Seller as may be required after the Closing and for other proper purposes approved by Buyer. Similarly, after the Closing, Seller shall afford to Buyer and its accountants and attorneys reasonable access to the books and records of Seller retained by Seller under Section 1.1(b) and shall permit Buyer to make extracts and copies therefrom for any proper purpose.

1.8 Change of Name. Immediately following the Closing, Seller shall file with the Secretary of State of Alabama an amendment to its Charter (as hereafter defined) changing its name to a name which does not include the phrase “McAleer Computer Associates” or the word “McAleer” or any derivation or permutation thereof, or any name confusingly similar to the name of Buyer or any of its subsidiaries or divisions (such names to be provided to Seller upon request). In connection with the Closing, Seller shall deliver to Buyer a statement consenting to the use of the name “McAleer Computer Associates” or “McAleer” by Buyer or any affiliate thereof, or shall have taken such other steps within Seller’s power to permit Buyer or any affiliate thereof to use the name.

1.9 Further Assurances. Seller and Shareholder from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.6) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. To the extent that the assignment of any lease, contract, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof except to the extent such consent is obtained; however, Seller shall use its best efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such leases, contracts, commitments or rights. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller’s rating and benefits under the worker’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller. In addition, Seller and Shareholder agree to cooperate with Buyer following the Closing in the preparation by Elliott Davis, LLC of audited financial statements of Seller for the period ending December 31, 2006, which financial statements shall be prepared at Buyer’s expense.

1.10 Tax Returns. Seller shall promptly prepare and file on or before the due date or any extension thereof all required Federal, state and local tax returns with respect to Seller’s operations prior to the Closing, all of which shall be subject to and consistent with the allocations determined in accordance with Section 1.11 hereof. Seller shall provide Buyer with copies of all such tax returns, the contents of which shall be kept confidential by Buyer unless disclosure is otherwise required by law, subpoena, court order or governmental audit.

1.11 Allocation of Purchase Price. The Purchase Price payable by Buyer for the Subject Assets pursuant to Section 1.3 and the face amount of the Assumed Liabilities assumed pursuant to Section 1.2 shall represent payment for the Subject Assets at the prices shown on Schedule 1.11. The prices reflected in Schedule 1.11 shall represent the fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of Buyer and the parties hereto agree that they will each timely file with the Internal Revenue Service Form 8594, Asset Acquisition Statement, reflecting such prices and they will not take a position inconsistent with such allocation for Federal income tax purposes. Any determination as to fair market value with respect to any of the Subject Assets shall be performed solely at the expense of Seller, and Buyer shall be required to incur no expense in connection with any obligation arising pursuant to this section.

1.12 Right to Hire Employees. Seller shall use its reasonable efforts to make available to Buyer all of Seller’s employees for hire at or after the Closing. Seller shall be responsible for all wages, benefits, severance obligations, vacation and sick leave accruals (if any such accruals exist) and other obligations for such employees relating to the period prior to the date such employee is no longer an employee of Seller. . The standard procedure established in Section 4 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by Buyer for the employees of Seller hired by Buyer after Closing. In timely fashion, Seller agrees to furnish Buyer with information it has which Buyer needs to comply with this procedure. Buyer will be the “successor employer” for FICA/FUTA purposes.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.

Each of Seller and Shareholder, jointly and severally, hereby represents and warrants to Buyer as follows:

2.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Seller’s Articles of Incorporation or equivalent document as amended to date (“Charter”), certified by the Secretary of State of the State of Alabama and filed in the appropriate county in Alabama as required by the Alabama Business Corporation Act, and of Seller’s bylaws as amended to date, certified by Seller’s Secretary (or the equivalent), previously delivered to Buyer’s counsel, are, and will be at the Closing, complete and correct. Seller is not qualified to do business as a foreign corporation in any jurisdiction and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or otherwise) of Seller (a “Material Adverse Effect”).

2.2 Capitalization of Seller. All of the issued and outstanding capital stock of Seller is owned of record and beneficially by Shareholder.

2.3 Subsidiaries. Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Except as reflected on the Financial Statements (as defined in Section 2.7(a) hereof) or set forth on Schedule 2.3, Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind.

2.4 Authorization of Transaction. Seller has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including receipt of the requisite approval of the Shareholders of Seller, has been taken by Seller to authorize the execution, delivery and performance of this Agreement, and the transactions contemplated hereby, the Agreement has been executed and delivered by Seller and Shareholder, and the Agreement is the legal, valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms.

2.5 Present Compliance with Obligations and Laws. Seller is not: (a) in violation of its Charter or bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which would (with or without the passage of time or the giving of notice) afford to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets or to which it is subject or by which any of its assets or business may be bound, where any such violation or default, individually or in the aggregate, could have a Material Adverse Effect.

2.6 No Conflict of Transaction With Obligations and Laws. Except as disclosed in Schedule 2.6, neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person, (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument by Seller and to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach by Seller or Shareholder of any other agreement, instrument or obligation to which Seller or Shareholder is a party or by which it or he or any of their respective assets are bound; (v) result in a violation of any law, regulation, administrative order or judicial order applicable to Seller or its business or assets or to which it is subject, or by which its assets or business may be bound; (vi) invalidate or adversely affect any permit, license or authorization used in Seller’s Business or (vii) result in the creation of any lien upon any of the assets of Seller.

2.7 Financial Statements.

(a) Seller has delivered or will deliver to Buyer at Closing (i) audited financial statements of Seller for the periods ending December 31, 2004 and December 31, 2005, which shall be prepared by Elliott Davis, LLC, and (ii) unaudited balance sheet and income statement for the nine (9) month period ended September 30, 2006 (the “Financial Statements”) all of which are complete and correct and fairly present in all material respects the financial position of Seller on the date of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods.

The balance sheet dated September 30, 2006 included in the Financial Statements is sometimes referred to hereinafter as the “Base Balance Sheet.”

(b) The books of account and other financial records of Seller: (i) have been maintained in accordance with good business and accounting practices, and reflect all items of income and expense and all assets and liabilities required to be reflected therein; and (ii) are in all material respects complete and correct, and do no contain or reflect any material inaccuracies or discrepancies.

2.8 Absence of Certain Changes and Undisclosed Liabilities.

(a) Except as set forth on Schedule 2.8(a) hereto, since the date of the Base Balance Sheet, Seller has operated the Business in the normal and ordinary course of business and there has not been any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect with respect to Seller.

(b) There are no Liabilities of Seller, other than Liabilities (i) reflected or reserved against on the Base Balance Sheet or (ii) disclosed on Schedule 2.8(b). For the purposed of this Section 2.8(b), “Liabilities” shall mean any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, legal action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

(c) All of the representations and warranties made by Seller and Shareholder in this Section 2.8, including any schedules thereto, regarding any material changes and undisclosed liabilities shall be updated as of the Closing Date by the Seller and Shareholder.

2.9 Payment of Taxes. Seller has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all applicable taxes (“Tax Returns”) including without limitation, with respect to all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profit taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments (“Taxes”).

2.10 Title to Premises; Liens; Condition of Properties.

(a) Seller has good and marketable indefeasible fee simple title, free and clear of all liens and encumbrances to the Real Property except for those encumbrances permitted under a standard and customary title policy as set forth in Schedule 2.10(a). Seller has not leased or otherwise granted to any person the right to use or occupy such Real Property or any portion thereof; and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein. There is no condemnation, expropriation or other proceeding in eminent domain, pending or to the knowledge of Seller and Shareholder threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or to the knowledge of Seller and Shareholder threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Seller’s Business as currently conducted thereon. The Real Property is in compliance with all other applicable building, zoning, subdivision, health and safety and all other land use laws, including, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Law”), and to the knowledge of Seller and Shareholder, the current use and occupancy of the Real Property and operation of Seller’s Business thereon does not violate any Real Property Laws. All certificates of occupancy, permits, licenses, franchise, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required to use or occupy the Real Property or operate Seller’s Business as currently conducted thereon, have been issued and are in full force and effect. Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of the any Real Property Permit.

(b) Seller has delivered to Buyer true, correct and complete copies of all material leases, subleases, rental agreements, tenancies or licenses related to any of the personal property.

(c) Except as specifically disclosed in Schedule 2.10(c) or in the Base Balance Sheet, Seller has good and marketable title to all its owned personal property, free from liens, pledges and encumbrances and each of its leases is valid, binding and enforceable in accordance with its terms against Seller and, to the knowledge of Seller and Shareholder, against the other parties thereto, is subsisting and (subject to obtaining required consents) fully assignable by Seller, and no default by Seller exists thereunder, or to the knowledge of Seller and Shareholder, by any other party. Seller has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

(d) Except as otherwise specified in Schedule 2.10(d) hereto, to the knowledge of Seller and Shareholder, all machinery and equipment of Seller, and the HVAC system used by Seller, are in good condition, working order and repair, age and reasonable wear and tear excepted, are adequate for the uses to which they are put, have been maintained in accordance with the past practices of Seller’s business in a responsible manner as historically conducted, substantially conform with all applicable ordinances, regulations and zoning, safety or other laws, and do not encroach on property of others.

2.11 Work-in-Process; Accounts Receivable. All WIP of Seller existing as of the date hereof represent valid contracts for Seller’s services for which Seller, subject to applicable payment terms, is entitled to receive full payment.

2.12 Title to Intellectual Property.

(a) Except as set forth on Schedule 2.12(a)(i) (the “Permitted Intellectual Property Encumbrances”), Seller owns good and marketable title, free and clear from all encumbrances, to the Intellectual Property. Seller has delivered to Buyer true, correct and complete copies of all of the Intellectual Property. There are no oral contracts, agreements, licenses, or other commitments or arrangements between Seller and any person or entity in effect which evidence any intellectual property rights, trade secrets, or other proprietary information, processes, or formulae used in, or incidental to, the sale, license, sublicense, development, manufacture, support or maintenance of, or arising from Software or Hardware, or otherwise necessary for the ownership or use of the Subject Assets.

(b) Schedule 2.12(b) hereto sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software and the Hardware which is owned by Seller. In no instance has the eligibility of the Software or the Hardware for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

(c) Schedule 2.12(c) hereto sets forth (i) the steps and methods that Seller has employed to protect its Intellectual Property and/or (ii) Seller’s Intellectual Property protection program. Seller has promulgated and used its best efforts to enforce such Intellectual Property protection program and/or protect its Intellectual Property. To the knowledge of Seller and Shareholder, there has been no material violation of such program by any person or entity or unauthorized disclosure of its Intellectual Property to any person or entity. The source code and system documentation relating to the Software owned by Seller (i) has at all times been maintained in confidence and (ii) has been disclosed by Seller only to employees and consultants having “a need to know” the contents thereof in connection with the performance of their duties to Seller.

(d) Except as set forth on Schedule 2.12(d), all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software, Hardware, Technical Documentation, or the Intellectual Property on behalf of Seller either (i) have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(e) No claims have been asserted by any person or entity to the use of the Subject Assets and neither Seller nor Shareholder knows of any valid basis for any such claim. To the knowledge of Seller and Shareholder, the use of the Intellectual Property, such as patents and trademarks, by Seller does not infringe on the rights of any person or entity.

2.13 Adequacy of Technical Documentation. The Technical Documentation includes the object code, source code, system documentation, statements of principles of operation, and schematics for that portion of the Software which is owned by Seller, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any program (including compilers), “workbenches,” tools, and higher level (or “proprietary”) language used for the development, maintenance, and implementation of the Software. The Technical Documentation also includes the product manufacture documentation, statements of principles of operation, and schematics for the Hardware, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer hardware specialist.

2.14 Third Party Components in the Software and the Hardware.

(a) Software. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the Software and the Technical Documentation. The Software and the Technical Documentation owned by Seller contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Software and the Technical Documentation owned by Seller do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Subject Assets.

(b) Hardware. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party products and materials contained in the Hardware and the Technical Documentation. The Hardware and the Technical Documentation contain no other products or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Hardware and the Technical Documentation owned by Seller do not contain derivative works of any products or materials not owned in their entirety by Seller and included in the Subject Assets.

2.15 Third Party Interests or Marketing Rights in the Software and the Hardware. Seller has not granted, transferred, or assigned any right or interest in the Software, the Hardware, the Technical Documentation or the Intellectual Property to any person or entity, except as set forth on Schedule 2.20 hereto. Except as set forth in Schedule 2.15 hereto, all Material Contracts relating to the Software constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified piece of Software and related user documentation, for internal purposes only, on a single central processing unit (CPU). There are no contracts, agreements, licenses, and other commitments or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software or the Hardware or any other Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sub licensor, or other remarketer or sales organization.

2.16 Labor and Employee Relations.

(a) Except as shown on Schedule 2.16(a) hereto, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which Seller is a party. Complete and accurate copies of all such written agreements have been delivered by Seller to Buyer.

(b) None of the employees of Seller is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association. Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes, except where failure to comply would not have a Material Adverse Effect. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the knowledge of Seller and Shareholder, threatened, with respect to the employees of Seller.

(c) There are no complaints against Seller pending or, to the knowledge of Seller and Shareholder, threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

(d) There is no contingent liability or accruals for sick leave, vacation time, severance pay or similar items not set forth on the Base Balance Sheet or on Schedule 2.16(d). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law or any notice requirement under any federal or state plant closing law.

(e) There has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or occupational safety matters.

(f) Seller has furnished Buyer a complete and accurate list of all employees of Seller, their date of hire and their rate of compensation as of the date of this Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation). Except as previously disclosed to Buyer in writing, each of Seller’s employees is an employee at will and will be no longer employed by Seller on the Closing Date. Buyer may hire such of Seller’s then former employees on the day following the Closing Date as Buyer decides to hire upon such terms as determined by Buyer in its sole discretion. Seller shall be responsible for all severance and other employment related payments accrued as of the Closing Date.

2.17 ERISA and Employee Benefits

(a) Attached hereto as Schedule 2.17 is a list of each employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) which is or has been maintained for the benefit of employees of Seller.

(b) As of the Closing, none of the Subject Assets will be subject to any lien arising under ERISA, and Seller will not have any liability in respect to any Employee Benefit Plan for which Buyer could be held liable. For purposes of this Agreement, “Employee Benefit Plans” means all pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, payroll practice, vacation, cafeteria, medical, group, life, health, accident, disability, death, or other employee benefit plans or arrangements, including (without limitation) any pension plan (within the meaning of Section 3(2) of ERISA) and any welfare plan (within the meaning of Section 3(1) of ERISA), covering any present or former employees, consultants, officers, or directors (or dependents or beneficiaries of any such persons) of Seller or to which Seller is a party or bound or by which Seller otherwise may have any liability to any present or former employee, consultant, officer, or director (or to any dependent or beneficiary of any such person) of Seller.

2.18 Environmental Matters. To Seller and Shareholder’s knowledge: (a) there are no and have not been any Hazardous Materials or underground storage tanks at, on, under or around the Real Property; (b) the Real Property has been operated and used in compliance with all applicable environmental laws; (c) there are no actions, suits, claims, proceedings, investigations or enforcement actions pending or threatened under any environmental law with respect to the Real Property; and (d) neither Seller nor Shareholder has received any notice, claim or demand from any governmental entity or other person regarding the presence of Hazardous

Materials at, on, under or around the Real Property or alleging that the Real Property are in violation of any environmental laws. Seller has delivered to Buyer copies of all environmental reports in Seller’s possession. To Seller or Shareholder’s knowledge, the environmental reports are accurate and complete and neither Seller nor Shareholder is aware of any other reports or information pertaining to the environmental condition of the Real Property, other than as set forth in the environmental reports. “Hazardous Materials” shall mean any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, asbestos, radioactive materials, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any environmental laws.

2.19 Permits. Seller holds and is in compliance with all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where failure to so comply would not have a Material Adverse Effect, and Seller has delivered to Buyer, true, correct and complete copies of all such licenses, permits, registrations, orders, authorizations, approvals and franchises and, except as indicated on Schedule 2.19 hereto, are now valid, in full force and effect, and, except as set forth in Schedule 2.19, Buyer shall have full benefit of the same. Seller has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise. Seller has not received any notification of non-compliance or violation with any such license, permit, registrations, order, authorizations, approvals or franchises.

2.20 Material Contracts.

(a) Seller has or has caused to be delivered to Buyer true, correct and complete copies all of the material contracts and agreements (including oral and informal arrangements) of Seller and all agreements relating to Intellectual Property (collectively, the “Material Contracts”).

(b) Except as disclosed in Schedule 2.20(b), each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Seller nor Shareholder has received any notice that Seller is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

(c) Except as disclosed in Schedule 2.20(c), no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

(d) Except as disclosed in Schedule 2.20(d), there is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of Seller, including the Subject Assets.

2.21 Warranty or Other Claims. Except as set forth on Schedule 2.21, neither Seller nor Shareholder knows of, or has reason to know of, any existing or threatened claims, or any facts upon which a claim could be based, against Seller for product that is defective or fails to meet any product warranty. No claim is being asserted against Seller for renegotiation or price redetermination of any business transaction, and neither Seller nor Shareholder has knowledge of any facts upon which any such claim could be based.

2.22 Litigation. Schedule 2.22 sets forth an accurate and complete list of (a) all claims, actions, suits, arbitration or other proceeding or investigations (collectively, “Actions”) in the past five (5) years by or against Seller (or by or against any Affiliate, including Shareholder, relating to the Business or Seller), or affecting any of the Subject Assets or the Business, and (b) all Actions which to the knowledge of Seller or Shareholder are currently threatened to be brought. Except for matters described in Schedule 2.22 hereto, there are no Actions pending (or, to the knowledge of Seller and Shareholder, threatened) against Seller and there are no outstanding court orders, court decrees, or court stipulations to which Seller is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) restrict the present business, properties, operations, prospects, assets or condition, financial or otherwise, of Seller, or (c) will result in any material adverse change in the business, properties, operations, prospects, or assets of Seller, on a standalone or consolidated basis. Neither Seller nor Shareholder has any reason to believe that any such claim, action, suit, arbitration or other proceeding or investigation may be brought against Seller.

2.23 Insurance. Seller maintains (i) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its industry. Seller has delivered to Buyer true, correct and complete copies of all policies of insurance maintained by Seller (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies. To the knowledge of Seller and Shareholder, such policies are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums. Except for amounts deductible under policies of insurance described on such schedule or with respect to risks assumed as a self-insurer and described on such schedule, Seller is not, nor has it been at any time, subject to any liability as a self-insurer of the businesses or assets of Seller that is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 2.23, there are no claims pending or, to the knowledge of Seller and Shareholder, overtly threatened, under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule 2.23, Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.

2.24 Finder’s Fee. Neither Seller nor Shareholder has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2.25 Disclosure of Material Information. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact known to Seller or Shareholder which adversely affects, or is likely to (so far as now can be reasonably foreseen) materially adversely affect, the business, condition (financial or otherwise) or prospects of Seller which has not been specifically disclosed herein.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller and Shareholder as follows:

3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is, or prior to the Closing, will be duly qualified to transact business in the State of Alabama.

3.2 Authorization of Transaction. Buyer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including approval of the board of directors of Buyer, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions and agreements contemplated hereby and the same constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

3.3 No Conflict of Transaction with Obligations and Laws.

(a) Neither the execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Buyer’s Charter or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound which would materially affect the performance by Buyer of its obligations under this Agreement; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Buyer.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority, except for Buyer’s obligations to disclose under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

3.4 Finder’s Fee. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

3.5 Authorization from Others. Buyer has obtained and delivered to Seller all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement and the agreements contemplated hereby.

3.6 Litigation. There is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which will have a material adverse effect on its properties, assets or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

ARTICLE 4. COVENANTS OF SELLER AND THE SHAREHOLDER.

Seller and Shareholder hereby jointly and severally covenant and agree with Buyer as follows:

4.1 Conduct of Business. Between the date of this Agreement and the Closing, Seller will refrain from (i) conducting the Business outside the normal and ordinary course, (ii) entering into any material agreement that is reasonably likely to have a Material Adverse Effect; or (iii) making any change, incurring any obligation or taking any action that is reasonably likely to have a Material Adverse Effect.

4.2 Authorization from Others. Prior to the Closing, Shareholder will have obtained, and will cause Seller to have obtained, all authorizations, consents and permits of others required to permit the consummation by Shareholder and Seller of the transactions contemplated by this Agreement.

4.3 Breach of Representations and Warranties. Prior to the Closing, promptly upon the occurrence of, or promptly upon Seller and Shareholder becoming aware of the imminent or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Seller or Shareholder prior to the date hereof, of any of the representations and warranties of Seller and Shareholder contained in or referred to in this Agreement, such person shall give detailed written notice thereof to Buyer, and Seller and Shareholder shall use their best efforts to prevent or promptly remedy the same.

4.4 Consummation of Agreement. Seller and Shareholder shall use its and his best efforts to perform and fulfill, and, in case of Shareholder, to cause Seller to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Seller will obtain all necessary authorizations or approvals of its Shareholders and Board of Directors.

4.5 Exclusivity. Neither Seller nor Shareholder shall, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, recapitalization, accumulation of shares of capital stock of Seller, or other business combination involving Seller or (b) provide any information concerning the business, properties or assets of Seller to any person or entity (other than the Buyer and its representatives or, Buyer’s lender and its representatives). Seller and Shareholder shall give Buyer prompt written notice if either of them receive any inquiry or offer from any other person or entity relating to the foregoing.

ARTICLE 5. COVENANTS OF BUYER.

Buyer hereby covenants and agrees with Seller and Shareholder as follows:

5.1 Authorization from Others. Prior to the Closing, Buyer will have obtained all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement.

5.2 Consummation of Agreement. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Buyer will obtain any approvals of its Shareholders or Board of Directors which may be required in order to consummate the transactions contemplated hereby.

5.3 Cost of Audited Financial Statements. Buyer shall pay all invoices of Elliott Davis, LLC relating to the preparation of financial statements of Seller for the periods ending December 31, 2004, December 31, 2005 and December 31, 2006.

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished or waived in writing by Buyer.

6.1 Representations; Warranties; Covenants. Each of the representations and warranties of Seller and Shareholder contained in Article 2 shall be true and correct in all material respects as though made on and as of the Closing. Seller and Shareholder shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Seller shall have delivered to Buyer a certificate of Seller’s President dated as of the Closing to the foregoing effect.

6.2 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (c) suit, action or other proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Buyer, in connection with the consummation of any material transaction contemplated hereby.

6.3 No Bankruptcy. Seller shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets.

6.4 No Adverse Change. There shall be no material adverse change to the Subject Assets or business of Seller taken as a whole since the date of this Agreement.

6.5 Release of Liens, Security Interests and Other Encumbrances. Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Subject Assets free and clear of all liens (other than for taxes not yet due and payable), attachments, mortgages, security interests or other encumbrances of any nature whatsoever.

6.6 Authorization from Others. Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices that are reasonably deemed necessary by Buyer, upon advice of counsel, (i) to provide for the continuation by Buyer of the business of Seller, (ii) to assign to Buyer all of the WIP, and (iii) to consummate the transactions contemplated by this Agreement.

6.7 Due Diligence. Buyer, acting through its own management and personnel, counsel, accountants, engineers or other representatives designated by it, shall have been afforded reasonable opportunity to examine, investigate and review all material aspects of Seller’s Business, including, but not limited to, Seller’s financial statements, contracts and leases, assets, liabilities, intellectual property, technology, products, inventory, accounts receivable, methods of accounting, financial and other business records, customers and suppliers, Seller’s facilities, machinery and equipment, and prospects. Buyer shall be satisfied, in its sole discretion and in all respects, with the results of such due diligence review.

6.8 Fiscal 2006 Results. Seller shall have achieved an adjusted EBITDA (plus compensation and other expenses of Shareholder) of not less than Six Hundred Thousand and No/100 Dollars ($600,000.00) for the fiscal year ending December 31, 2006, calculated in accordance with GAAP consistently applied, and consistent with historic practices of Seller and the Financial Statements, to the extent that such practices and Financial Statements are in accordance with generally accepted accounting principles; provided that if the adjusted EBITDA for the fiscal year ending December 31, 2006 is less than Six Hundred Thousand and No/100 Dollars ($600,000.00), Buyer and Seller agree that they will negotiate in good faith to a ratable adjustment to the Purchase Price, unless Buyer, in its sole discretion, elects to proceed with Closing without an adjustment to the Purchase Price.

6.9 Environmental Matters. Seller shall have remedied to the reasonable satisfaction of Buyer any and all environmental issues raised in the environmental survey prepared by Thompson Engineering, Inc.; provided, however, that Seller shall be under no obligation to remedy any contamination of ground water that has not been caused by Seller.

6.10 Instruments of Transfer. Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all the Subject Assets, including a general warranty deed to the Real Estate, bills of sale, assignments of leases, title to vehicles subject to title registration, and such other instruments of transfer as may be required.

6.11 Delivery of Records and Contracts. In addition to having procured the assignment of the WIP, Seller shall have used all reasonable efforts to have delivered or caused to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, or such assignments thereof and consent to assignments as are necessary to ensure Buyer the full benefit of same. Seller shall also have delivered to Buyer all of Seller’s Business Records, tax returns for the five years prior to the Closing, books and other data relating to the Subject Assets, and the business and operations represented thereby (except corporate records, original tax returns and financial statements, and other Excluded Assets), all of which shall be retained by Buyer until December 31, 2013.

6.12 Change of Name. Seller shall have delivered to Buyer a consent in a form satisfactory for the Secretary of State of the State of Alabama and the applicable county in Alabama consenting to the use of the name “McAleer” by Buyer or any affiliate thereof, or have taken such other steps as would permit Buyer to use the name “McAleer”.

6.13 Noncompetition Agreement, Consulting Agreement and Employment Agreement. Buyer shall have entered into (i) Noncompetition Agreement with both Seller and Shareholder, the form of which is attached hereto as Exhibit C; (ii) a Consulting Agreement with Shareholder and (iii) a mutually agreeable employment agreement with Jeff Mackin.

6.14 Acceptable Financing. Buyer shall have obtained financing for the Purchase Price from a third party lender upon terms and conditions which it believes in its sole discretion to be reasonable.

6.15 Opinion of Seller’s Counsel. At the Closing, Buyer shall have received from Mike Ballard, counsel for Seller and Shareholder, an opinion dated as of the Closing, substantially in the form set forth as Exhibit D hereto.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF SELLER AND THE SHAREHOLDER.

The obligations of Seller and Shareholder to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 7 will have been accomplished or waived in writing by Seller:

7.1 Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article 3 shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to Seller a certificate of the President of Buyer dated as of the Closing to such effect.

7.2 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided.

7.3 Authorization from Others. Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations that are reasonably deemed necessary by Seller, upon advice of counsel, to consummate the transactions contemplated by this Agreement.

7.4 No Bankruptcy. Buyer shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets, and no such action described in this Section 7.4 shall be threatened by a bona fide third party.

ARTICLE 8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

8.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to the other party or parties incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the periods of indemnification under Article 9, regardless of any investigation and shall not merge in the performance of any obligation by the parties hereto.

8.2 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all accounts receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items required to be transferred by it to Buyer pursuant to the provisions hereof.

8.3 Payment of Debts. Seller shall as promptly as possible after the Closing pay all debts and obligations not to be assumed by Buyer hereunder within their respective existing credit terms.

ARTICLE 9. INDEMNIFICATION.

9.1 Definitions. For purposes of this Article 9:

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is forthcoming under Section 9.2 or Section 9.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Buyer’s Indemnified Persons” means Buyer, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees, Shareholders and agents.

“Indemnified Person” means any person entitled to be indemnified under this Article 9.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 9.

“Sellers’ Indemnified Persons” means each of Seller and Shareholder.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

9.2 Indemnification by Seller and Shareholder. Subject to this Article 9, each of Seller and Shareholder, jointly and severally, agree to defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any of the representations or warranties made by Seller and Shareholder pursuant to (a) Section 2.10 as to title to assets; (b) Section 2.1 as to organization and qualification of Seller; (c) Section 2.4 as to authorization; (d) Sections 2.12, 2.13, 2.14, and 2.15 as to intellectual property rights; and (e) Section 2.21 as to warranties contained therein;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholder on or before the Closing;

(iv) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholder after the Closing;

(v) in respect of any liability or obligation of Seller not included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances existing prior to the Closing or the operation of Seller’s Business prior to the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date except for transfer taxes arising out of the transactions contemplated hereby;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused in whole or in part by the operations of Seller prior to the Closing; and

(viii) resulting from or arising out of the fraud of Seller or Shareholder.

9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Sellers’ Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing; or

(ii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer on or before the Closing.

(iii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer after the Closing.

(iv) in respect of any liability or obligation of Buyer included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances arising after the Closing or the operation of Buyer’s business prior to the Closing;

(v) resulting from or arising out of any liability, payment or obligation of Buyer arising out of any litigation or similar matter asserted against Buyer, in each case to the extent such litigation or other matter arose out of or relates to the business of Buyer after the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Buyer of any kind or description (including interest and penalties with respect thereto) for all periods commencing after the Closing Date;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused by the operations of Buyer after the Closing;

(viii) resulting from or arising out of any additional tax liability or obligation, penalties and interest, if any, of Seller or Shareholder resulting from a successful challenge by the Internal Revenue Service or Alabama Department of Revenue to the allocation of the purchase price under Section 1.11 hereof; and

(ix) resulting from or arising out of the fraud of Buyer.

9.4 Limitations on Indemnification.

(a) Indemnification Period. Neither Seller, Shareholder nor Buyer shall have any indemnification liability under Section 9.2 or 9.3 unless one or more of the Indemnified Persons gives written notice to the Indemnifying Persons asserting a claim for Losses in accordance with Section 9.5 hereof, on or before the expiration of the period set forth below:

(i) for claims under clauses (i) and (iii) of Section 9.2 above, and (i) and (ii) of Section 9.3 above, for a period of eighteen (18) months from the Closing Date;

(ii) for claims under Section 9.3 above, for a period of eighteen (18) months from the Closing Date;

(iii) for claims under any other clause of Section 9.2 above, without limitation as to time subject to the expiration of the applicable statute of limitations.

(b) Except for Losses resulting from Third Party Actions (as hereinafter defined in Section 9.6 below) or those arising under Section 9.2(ii) above, neither Seller nor Shareholder shall be liable for any Losses with respect to matters set forth in Section 9.2 or otherwise in this Agreement until all Losses with respect to such matters exceed Twenty Five Thousand Dollars

($25,000.00)(the “Basket”); provided, however, that in the event that the total of all Losses with respect to such matters exceeds Twenty Five Thousand Dollars ($25,000.00), then Seller and Shareholder will have joint and several liability with respect to the first dollar of such Losses; provided, further, however, that in no event shall the total amount to which Seller and Shareholder shall be liable for such matters exceed Two Million and No/100ths Dollars ($2,000,000.00)(the “Cap”).

9.5 Notice. The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnifying Person is likely to give rise to an indemnification claim. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 9.

9.6 Defense of Third Party Actions.

(a) Promptly after receipt of notice of any claims, actions or suits of any third party (hereinafter a “Third Party Action”), any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 9.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Indemnified Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

9.7 Miscellaneous.

(a) Buyer’s Indemnified Persons shall be entitled to indemnification under Section 9.2 and Sellers’ Indemnified Persons shall be entitled to indemnification under Section 9.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person or disclosed in writing herein on the Schedules hereto.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

9.8 Payment of Indemnification. Claims for indemnification under this Article 9 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person. In the event the Buyer is the Indemnified Person, Buyer may offset the amount of its claim against any obligation Buyer may have to Seller or Shareholder under this Agreement, including the obligation to pay any portion of the Purchase Price following the Closing.

ARTICLE 10. TERMINATION OF AGREEMENT.

10.1 Termination. In connection with the structure of the transactions as described in this Agreement, the parties have agreed that this Agreement shall not be terminated, except in accordance with the provisions of this Article 10, all strictly construed against the party seeking such termination. This Agreement may be terminated any time prior to the Closing by mutual consent of the parties. In addition, this Agreement may be terminated by either Buyer or Seller, if, without fault of such terminating party, the Closing shall not have occurred on or before January 2, 2007 subject to extension as set forth in Section 1.5.

10.2 Termination by Buyer Upon Seller or Shareholder Breach, This Agreement may be terminated by Buyer if (a) at any time prior to the Closing there exists a breach or breaches of any representation, warranty or covenant of Seller or Shareholder contained in this Agreement in any material respect such that the Closing conditions set forth in Section 6.1 would not be satisfied, or (b) the conditions stated in Article 6 have not been satisfied at or prior to the Closing; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Closing, then this Agreement may be terminated by Buyer if such failure, breach or breaches shall not have been cured within the later (i) of fifteen (15) days of delivery to Seller of written notice of such failure, breach or breaches, or (ii)the date specified in Section 10.1 or any extension thereof.

10.3 Termination by Seller Upon Buyer Breach. This Agreement may be terminated by Seller if (i) at any time prior to the Closing there exists a breach or breaches of any representation, warranty or covenant of Buyer contained in this Agreement in any material respect such that the Closing conditions set forth in Section 7.1 would not be satisfied, or (ii) the conditions stated in Article 7 have not been satisfied at or prior to the Closing; provided however, that if such failure, breach or breaches are capable of being cured prior to the Closing, then this Agreement may be terminated by Seller if such failure, breach or breaches shall not be cured within the time period specified in Section 10.2.

10.4 Procedure for Termination. In the event of termination by Buyer or Seller pursuant to this Article 10, written notice thereof shall forthwith be given to the other.

10.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 10, all obligations of the parties hereunder shall terminate; provided however, that (a) except as otherwise expressly provided in this Section 10.5, if this Agreement is terminated as a result of the fault or refusal of Seller or Shareholder, the Earnest Money shall be immediately returned to Buyer; (b) in the event this Agreement is terminated through no fault of Seller or Shareholder, then the Earnest Money shall be retained by Seller as full consideration for its time and expenses involved in this transaction, and (c) that nothing herein shall preclude Buyer from seeking specific performance of this Agreement, it being understood that Buyer may be irreparably damaged if the provisions hereof are not specifically enforced. Seller and Shareholder shall have no other remedy at law or in equity for any default by Buyer.

10.6 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 6 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder, and if any of the conditions specified in Article 7 hereof have not been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder.

ARTICLE 11. MISCELLANEOUS.

11.1 Right to Offset. Subject to the provisions of Section 11.11, Buyer has the right to offset and credit any and/or all payments to be made by it under or pursuant to this Agreement, or the Note, to or for the benefit of Seller or Shareholder by reason of any valid indemnification obligations of Seller or Shareholder hereunder.

11.2 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and, except as otherwise provided in this Agreement, no expenses of Seller or Shareholder relating in any way to the purchase and sale of the Subject Assets hereunder shall be charged to or paid by Buyer.

11.3 Notices. Any notice or other communication in connection with this Agreement shall be made in accordance with this Section 11.3 and shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission, receipt telephonically communicated) addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

If to Shareholder or Seller, to:

McAleer Computer Associates, Inc.

Post Office Box 160946

Mobile, Alabama 36616

Attn: William J. McAleer

with a copy to:

Ken Bedsole

Kalifah, Bedsole & Company, PC

1340 Sledge Dr

Mobile, AL 36606

If to Buyer, to:

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29640

Attention: Nancy Hedrick

with a copy to:

Leatherwood Walker Todd & Mann, P.C.

300 E. McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Esq.

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

11.5 Publicity and Disclosures. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the mutual consent of the parties, except as required by law. Seller and Shareholder acknowledge Buyer’s obligations to report under the Exchange Act with respect to the subject matter of this Agreement.

11.6 Confidentiality. Seller, Shareholder and Buyer entered into that certain Confidentiality Agreement on June 14, 2006, incorporated herein by reference (“Confidentiality Agreement”), whereby all the parties agreed that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Seller or Buyer in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or any terms hereof, unless such information is or hereafter becomes public information and except as otherwise required by law. The Confidentiality Agreement duties and obligations of the parties thereunder shall survive the Closing of the transactions contemplated hereby.

11.7 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties and, except for the Confidentiality Agreement referenced in Section 11.6 above, supersedes all previous agreements between the parties including, but not limited to, the Letter Agreement; All promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein or in the documents incorporated herein by reference.

11.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

11.9 Assignability. Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any right to the payment of money or other obligations hereunder or thereunder may be assigned by Seller, Shareholder, or Buyer without the prior written consent of the other party; provided, however, that (a) Seller and Shareholder may assign any of their rights to receipt of payment under the Note to each other or to or for the benefit of any members of their respective immediate families or to charitable organizations within the meaning of the Internal Revenue Code, subject to the prior notice to Buyer and to any rights of offset that Buyer may have with respect to such payments; (b) Buyer may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (i) to one or more banks or other lenders which provide financing to the Company from time to time, (ii) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement and (iii) to one or more subsidiaries (including subsidiaries of subsidiaries) of Buyer. Unless otherwise expressly consented to by the other parties hereto, no assignment by any party hereto shall relieve that party of any obligations hereunder or under any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing. Any assignment in violation of this agreement shall be deemed a breach hereof for which Buyer shall be entitled to retain all amounts that would otherwise be payable by Buyer hereunder as liquidated damages and not as a penalty. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.10 Amendment. This Agreement may be amended only by a written agreement executed by Buyer, Seller, and Shareholder.

11.11 Binding Arbitration. Any controversy or claim arising out of or related to this Agreement or any transactions contemplated herein that cannot be amicably resolved, will be resolved by binding arbitration held in Greenville, South Carolina, or any other location mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, as modified. The decree or judgment of any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the South Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.

11.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

11.14 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

11.15 Knowledge. For purposes of this Agreement, the knowledge of a person shall mean to the best of such person’s knowledge after due investigation.

11.16 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

Buyer:

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	Nancy K. Hedrick
Its:	President/CEO

Seller:

MCALEER COMPUTER ASSOCIATES, INC.

By:	/s/ William J. McAleer
Its:	President

Shareholder:

/s/ William J. McAleer
William J. McAleer

Schedule 1.1(b)(vii)

Excluded Assets

Various personal items of William J. McAleer that have been agreed upon by both parties to the Agreement.

Schedule 1.2

Assumed Liabilities

1)	Maintenance Agreement with OCE Imagistics (copier maintenance)

2)	Sale and/or Lease Agreement with OCE Imagistics (copier lease)

3)	Verbal lease with Sherry Barlow of Barlow & Associates regarding the lease of adjacent office space located at 3217 Executive Park Circle, Mobile, Alabama 37606.

4)	Those licenses, permits and material contracts of Seller referenced in Sections 2.19 and 2.20, all of which have provided by Seller to Buyer.

Schedule 1.11

Allocation of Purchase Price

Franchise, Fixtures and Equipment	$75,000
Real Property	$450,000
Non-Competition Agreements:
Shareholder	$5,000
Seller	$5,000
Goodwill and Intangible Assets	$3,515,000

Total Purchase Price	$4,050,000

Schedule 2.3

Subsidiaries

None.

Schedule 2.6

Conflicts with Obligations and Laws

None.

Schedule 2.8(a)

Material Adverse Changes

None.

Schedule 2.8(b)

Undisclosed Liabilities

None.

Schedule 2.10(a)

Permitted Real Property Encumbrances

1)	Current year property taxes on the Real Property which are due but not yet payable.

2)	Right of way granted to Alabama Power Company by instrument(s) recorded in Real Property Book 3435, page 353.

3)	Easement granted City of Mobile, a municipal corporation, by Louise E. M. Farnell, et all dated September 22, 1961 and recorded in Real Property Book 288, page 568.

4)	Easement granted Board of Water and Sewer Commissioners by E. G. Farnell and Louise E. Farnell dated November 8, 1954 and recorded in Deed Book 648, page 624.

5)	Right of way granted to Alabama Power Company by instrument(s) recorded in Deed Book 725, page 235.

6)	Easement and right of way condemned by Alabama Power Company vs. Edwin Farnell, (Probate Court Case #6757).

7)	Right of way granted to Alabama Power Company by instrument(s) recorded in Real Property Book 2050, page 53.

8)	Building setback line and drainage and utility line easements as shown on the recorded plat of said Subdivision.

Schedule 2.10(c)

List of Liens and Encumbrances

None.

Schedule 2.10(d)

Condition of Machinery and Equipment

No exceptions.

Schedule 2.12(a)(i)

Permitted Intellectual Property Encumbrances

None.

Schedule 2.12(b)

Legends and Copyright Notices

None.

Schedule 2.12(c)

Intellectual Property Protection

1. Upon employment, every employee of Seller was required to sign an Employee Agreement that contained the following nondisclosure language:

NONDISCLOSURE: The EMPLOYEE shall not, at any time during the term of employment or after the termination of his employment, except as may authorize by the COMPANY in writing do the following:

A. Disclose any secret, confidential, technical, planning or policy matter relating to any aspect of the COMPANY’S business or customer’s business, or

B. Disclose any operational, technical, management, financial control system or tax matter, information or process relating to the COMPANY and its customers, or

C. Disclose any trade names, trademarks, patents, copyrights, products, mailing or customer lists, designs, systems, formulae, product composition, label or label design, package or packaging method used by or contemplated for use by the COMPANY or its customers, or

D. Make use of, directly or indirectly, any of the COMPANY’S secret and confidential methods and techniques of it s business, including, but not limited to, the trade secrets, computer programs (in source and object form), software, passwords, plans, proposals, designs, drawings, lists, product development, market research information, customer and mailing lists, suppliers, analysis of customer responses, data, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedure, marketing strategies, promotions, etc., for his/her own benefits, for the benefit of others presently engaged in the same business as the COMPANY, for others who might or could enter into the COMPANY’S business, nor divulge the same to any person, firm or institution, either by statement, deposition, or as a witness, except upon direct written authority of the employer, and employer shall be entitled to any injunction by a competent court to enjoin and restrain the unauthorized disclosure of such information as more fully set out hereinafter.

2. Upon employment, every employee of Seller an Employee Handbook containing the following language:

Conflict of Interest and Confidentiality

All records and files of MCAI are considered confidential. No employee is authorized to copy or disclose any file, record or any part thereof. Confidential information includes but is not limited to all letters or any other information concerning transactions with customers, customer lists, payroll or personnel records of past or present employees, financial records of MCAI, all records pertaining to purchases from vendor or suppliers, engineering drawings, correspondence and agreements with manufacturers or distributors and documents concerning operating procedures of MCAI. All telephone calls, letters, e-mail or other requests for information about current or former employees should be immediately directed to your supervisor.

MCAI at all times retains the right to access and search all diskettes, files, database, E-mail messages, voice mail messages and any other electronic transmissions contained in or used in conjunction with the computer, electronic and voice mail systems and equipment with no prior notice. This right applies both during employees’ employment and after separation regardless of whether the separation is voluntary or involuntary.

It is the policy of MCAI to prohibit employees from engaging in any other business that competes with MCAI. Also, MCAI prohibits employees from having a financial interest in an outside concern which does business with or is a competitor of MCAI (except where such interests consists of holding securities of a publicly owned corporation regularly traded on the public stock market). Rendering of, managerial or consulting services to any outside concern which does business with, or is a competitor of MCAI, except with knowledge and written consent of an authorized representative of MCAI is also prohibited. If you think that there is a possibility that you may have a conflict as described above, it is your responsibility to notify your immediate supervisor and obtain approval in writing.

Schedule 2.12(d)

Employee Rights to Intellectual Property

1. Upon employment, every employee of Seller was required to sign an Employee Agreement that contained the following nondisclosure language:

NONDISCLOSURE: The EMPLOYEE shall not, at any time during the term of employment or after the termination of his employment, except as may authorize by the COMPANY in writing do the following:

A. Disclose any secret, confidential, technical, planning or policy matter relating to any aspect of the COMPANY’S business or customer’s business, or

B. Disclose any operational, technical, management, financial control system or tax matter, information or process relating to the COMPANY and its customers, or

C. Disclose any trade names, trademarks, patents, copyrights, products, mailing or customer lists, designs, systems, formulae, product composition, label or label design, package or packaging method used by or contemplated for use by the COMPANY or its customers, or

D. Make use of, directly or indirectly, any of the COMPANY’S secret and confidential methods and techniques of it s business, including, but not limited to, the trade secrets, computer programs (in source and object form), software, passwords, plans, proposals, designs, drawings, lists, product development, market research information, customer and mailing lists, suppliers, analysis of customer responses, data, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedure, marketing strategies, promotions, etc., for his/her own benefits, for the benefit of others presently engaged in the same business as the COMPANY, for others who might or could enter into the COMPANY’S business, nor divulge the same to any person, firm or institution, either by statement, deposition, or as a witness, except upon direct written authority of the employer, and employer shall be entitled to any injunction by a competent court to enjoin and restrain the unauthorized disclosure of such information as more fully set out hereinafter.

2. Upon employment, every employee of Seller an Employee Handbook containing the following language:

Conflict of Interest and Confidentiality

All records and files of MCAI are considered confidential. No employee is authorized to copy or disclose any file, record or any part thereof. Confidential information includes but is not limited to all letters or any other information concerning transactions with customers, customer lists, payroll or personnel records of past or present employees, financial records of MCAI, all records pertaining to purchases from vendor or suppliers, engineering drawings, correspondence and agreements with manufacturers or distributors and documents concerning operating procedures of MCAI. All telephone calls, letters, e-mail or other requests for information about current or former employees should be immediately directed to your supervisor.

MCAI at all times retains the right to access and search all diskettes, files, database, E-mail messages, voice mail messages and any other electronic transmissions contained in or used in conjunction with the computer, electronic and voice mail systems and equipment with no prior notice. This right applies both during employees’ employment and after separation regardless of whether the separation is voluntary or involuntary.

It is the policy of MCAI to prohibit employees from engaging in any other business that competes with MCAI. Also, MCAI prohibits employees from having a financial interest in an outside concern which does business with or is a competitor of MCAI (except where such interests consists of holding securities of a publicly owned corporation regularly traded on the public stock market). Rendering of, managerial or consulting services to any outside concern which does business with, or is a competitor of MCAI, except with knowledge and written consent of an authorized representative of MCAI is also prohibited. If you think that there is a possibility that you may have a conflict as described above, it is your responsibility to notify your immediate supervisor and obtain approval in writing.

Schedule 2.15

Non End-User Material Contracts

None.

Schedule 2.16(a)

List of Consulting and Employment Agreements

Upon employment, every employee of Seller (currently of which there are 40) was required to sign an Employee Agreement. Each employee was also given a copy of an Employee Handbook, however, such document expressly states that it is not to be construed as a contract or employment agreement.

Schedule 2.16(d)

Sick Leave, Vacation and Severance Pay Liabilities

None.

Schedule 2.17

List of Employee Benefit Plans

1)	Group Health and Medical Plan with Blue Cross/Blue Shield

2)	Dental Plan with Blue Cross/Blue Shield

3)	Vision Plan with CompBenefits Insurance Company

4)	Life and AD&D with Genworth Financial Employee Benefits Group (GE Group)

5)	401(k) Retirement Savings Plan with Hartford Life Insurance Company

Schedule 2.19

List of Issues Relating to Permits and Licenses

None.

Schedule 2.20(b)

Breach of a Material Contract by Seller

None.

Schedule 2.20(c)

Breach of a Material Contract by Third Party

None.

Schedule 2.20(d)

Preferential Rights to Subject Assets of Seller

None.

Schedule 2.21

Warranty Claims

None.

Schedule 2.22

Litigation

1)	Worker’s compensation filed by Robert Kepler in 2006. Suit has been dismissed.

2)	Wrongful termination suit filed by Jerry Hambuckle. Suit has been dismissed.

Schedule 2.23

List of Claims with Respect to Insurance Policies

A claim was made and the roof of the Real Property was subsequently replaced at a cost of $17,832 following Hurricane Katrina in 2005.

Exhibit A

Form of Promissory Note

Attached hereto.

EXHIBIT A

PROMISSORY NOTE

$525,000.00	January 1, 2007

FOR VALUE RECEIVED, COMPUTER SOFTWARE INNOVATIONS, INC., a South Carolina corporation (“Maker”), promises to pay to the order of MCALEER COMPUTER ASSOCIATES, INC., an Alabama corporation (“Holder”), the sum of Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00) due and payable in equal quarterly installments of $26,250.00 commencing on March 1, 2007, and continuing on each June 1, September 1, December 1 and March 1 thereafter until paid in full on December 1, 2011, together with interest on the unpaid principal balance computed in arrears for each quarterly payment using three (3) month LIBOR as published in the Wall Street Journal in effect on the first business day at the beginning of such quarter.

Payment may be made, in whole or in part, on this Note before the due date of the Note without notice, premium, or penalty.

Any interest not paid when due shall bear interest at the same rate as principal.

All installments of principal and all interest are payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment; and in the event (a) default be made in the payment of any interest or principal as hereinabove provided, or in the payment of any other sums payable pursuant to the terms of this Note, (b) the voluntary filing of a petition by Maker of this Note under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act, (c) entry of an order, judgment or decree declaring the Maker of this Note bankrupt or appointing a receiver of its or their assets in any proceeding instituted by a third party, or (d) any assignment by the Maker of this Note for the benefit of its creditors, then or at any time thereafter, the whole of the principal sum then remaining unpaid hereunder, together with all interest accrued thereon, shall, at the option of the Holder of this Note, become due and payable immediately upon delivery of written notice to Maker of Holder’s election to exercise such option.

If this Note is placed in the hands of an attorney for collection or is collected through any legal proceedings, the Maker promises to pay to the extent permitted by law, a reasonable attorney’s fee.

Maker waives presentment, protest and demand, notice of protest, demand and dishonor of this Note, and consents to any and all renewals and extensions of the time of payment hereof.

None of the rights and remedies of the Holder hereunder are to be waived or affected by failure or delay to exercise them. All remedies conferred on a holder of this Note under the Note or any other instrument or agreement shall be cumulative, and none is exclusive. Such remedies may be exercised concurrently or consecutively at the Holder’s option.

This Note shall be governed as to validity, interpretation, construction, effect, and in all other respects, by the laws and decisions of the State of South Carolina.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note or portion hereof shall be prohibited by or invalid under such law, such provision shall be ineffective to be extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note is given for business purposes and is not a consumer credit instrument.

This Note is secured by a first priority Mortgage given by Maker to Holder simultaneously herewith on Maker’s property located at 3209 and 3213 Executive Park Circle, Mobile, Mobile County, Alabama.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:
Its:

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Exhibit B

Form of Mortgage

Attached hereto.

EXHIBIT B

STATE OF ALABAMA )

COUNTY OF MOBILE )

MORTGAGE

KNOW ALL MEN BY THESE PRESENTS: That whereas COMPUTER SOFTWARE INNOVATIONS, INC., a Corporation, hereinafter referred to as the “Mortgagor”, has become justly indebted by this MORTGAGE (hereinafter sometimes referred to as this “Mortgage”) to MCALEER COMPUTER ASSOCIATES, INC., hereinafter referred to as the “Mortgagee”, as evidenced by promissory note of even date herewith, hereinafter described;

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that the undersigned Mortgagor, in consideration of the premises and in order to secure the payment of all indebtedness of Mortgagor to Mortgagee incurred pursuant to and evidenced by said note including interest thereon as provided by said note and any and all extensions and renewals thereof, or of any part thereof, and all interest payable on all of said debt, including any extensions and renewals and the interest thereon, and to secure compliance with all of the stipulations, covenants, and agreements contained herein and of the sum of FIVE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 ($525,000.00) DOLLARS, cash to said Mortgagor in hand paid by said Mortgagee, the receipt of which cash is hereby acknowledged the said COMPUTER SOFTWARE INNOVATIONS, INC. as Mortgagor does grant, bargain, sell and convey unto the said Mortgagee that certain real property in the County of Mobile, State of Alabama, described as follows: to-wit:

PARCEL A

Lot B of a Resubdivision of Lot 16, Bel Air Executive Park, Second Unit, as recorded in Map Book 37, page 28 of the Probate Court Records of Mobile County, Alabama.

PARCEL B

Lot 15 of Parcel 2, Bel Air Executive Park, 2nd Unit, according to the plat thereof recorded in Map Book 29, page 105 of the records in the office of the Judge of Probate of Mobile County, Alabama

SUBJECT TO THE FOLLOWING:

1. Right of way granted to Alabama Power Company by instrument(s) recorded in Real Property Book 3435, page 353.

2. Easement granted City of Mobile, a municipal corporation, by Louise E. M. Farnell, et al dated September 22, 1961 and recorded in Real Property Book 288, page 568.

3. Easement granted Board of Water and Sewer Commissioners by E.G. Farnell and Louise E. Farnell dated November 8, 1954 and recorded in Deed Book 648, page 624.

4. Right of way granted to Alabama Power Company by instrument(s) recorded in Deed book 725, page 235.

5. Easement and right of way condemned by Alabama Power Company vs Edwin Farnell, (Probate Court Case #6757)

6. Right of way granted to Alabama Power Company by instrument(s) recorded in Real Property Book 2050, page 53.

7. Building setback line and drainage and utility line easements as shown on the recorded plat of said Subdivision.

together with all rents and other revenues thereof and all rights, privileges, hereditaments, and appurtenances thereunto belonging, or in any wise appertaining, including any after-acquired title and easements and all rights, title and interest now or hereafter owned by the Mortgagor in and to all buildings and improvements, storm and screen windows and doors, gas, steam, electric, and other heating, lighting, ventilating, air conditioning, refrigeration, and cooking appliances or apparatus, elevators, plumbing, sprinkling and other equipment and fixtures attached or appertaining to said premises, all of which (“mortgaged property”) shall be deemed realty and are conveyed by this mortgage.

TO HAVE AND TO HOLD the same unto the said Mortgagee, its successors and assigns, forever.

PROVIDED ALWAYS, and this conveyance is upon the express condition, that if said Mortgagor shall keep the covenants and agreements herein contained, and shall well and truly pay when due to the said Mortgagee the indebtedness hereinabove mentioned, according to the tenor and effect of that certain promissory note of even date herewith, in the sum of FIVE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 ($525,000.00) DOLLARS, with or including interest thereon at the times and in the manner provided for in said note, made by said Mortgagor and payable to the Mortgagee, or order in Mobile, Alabama, then these presents shall be void; otherwise they shall remain in full force.

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And for the purposes of further (i) securing the payment of all indebtedness of Mortgagor to Mortgagee incurred including any renewals or extensions of same, (ii) securing the payment of all other indebtedness, now or hereafter owed, by Mortgagor to Mortgagee, the Mortgagor covenants and agrees as follows:

1. That Mortgagor is lawfully seized in fee and possessed of said mortgaged property and has a good right to convey the same as aforesaid, that Mortgagor will warrant and forever defend the title against the lawful claims of all persons whomsoever, and that said property is free and clear of all encumbrances, easements, and restrictions not herein specifically mentioned.

2. That Mortgagor will pay all taxes, assessments, or other liens and encumbrances taking priority over this mortgage when imposed upon said mortgaged property and should default be made in the payment of same, or any part thereof, said Mortgagee may pay the same as an additional secured debt of Mortgagor hereby or may consider the same a default of the terms of this mortgage.

3. That Mortgagor will keep the buildings on said premises continuously insured in such amounts, and in such manner as may be satisfactory to the Mortgagee against loss by fire and such other hazards as Mortgagee may specify, with loss, if any, payable to said Mortgagee, and will deposit with Mortgagee policies for such insurance and will pay premiums thereto as the same become due. The insurance coverage may be obtained from a person of Mortgagor’s choice, provided, however, that Mortgagee reserves the right to refuse to accept, for reasonable cause, an insurer offered by Mortgagor. Mortgagor shall give immediate notice in writing to Mortgagee of any loss or damages to said premises caused by any casualty. If Mortgagor fails to keep said property insured as above specified, the Mortgagee may insure said property for its insurable value against loss by fire or other hazards for the benefit of Mortgagee. The proceeds of such insurance shall be paid by insurer to Mortgagee who is hereby granted full power to settle and compromise claims under all policies and to demand, receive and receipt for all sums becoming due thereunder: said proceeds, if collected, to be credited on the indebtedness secured by this mortgage, less cost of collecting the same, or to be used in repairing or reconstructing the premises as the Mortgagee may elect; all amounts so expended by said Mortgagee for insurance or for the payment of taxes, assessments or any other prior liens shall become a debt due said Mortgagee additional to the indebtedness herein described and at once payable without demand upon or notice to any person, and shall be secured by the lien of this mortgage and shall bear interest at the highest legal rate from date of payment by said Mortgagee and, if any action or inaction by the Mortgagor in these

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respects has adversely affected the Mortgagee’s security hereunder or any right of the Mortgagee in the mortgaged property, then, at the election of the Mortgagee and without notice to any person, the Mortgagee may declare the entire indebtedness secured by this mortgage due and parable and this mortgage subject to foreclosure and same may be foreclosed as herein provided.

4. To take good care of the mortgaged property above described and not commit or permit any waste thereon, and to keep the same repaired and at all times to maintain the same in as good condition as it now is, reasonable wear and tear alone accepted.

5. That no delay or failure of the Mortgagee to exercise any option to declare the maturity of any debt secured by this mortgage shall be taken or deemed as a waiver of the right to exercise such option or to declare such forfeiture either as to past or present default on the part of said Mortgagor, and that the procurement of insurance or payment of taxes by the Mortgagee shall not be taken or deemed as a waiver of the right to declare the maturity of the indebtedness hereby secured by reason of the failure of the Mortgagor to procure such insurance or to pay such taxes, it being agreed that no terms or conditions contained in this mortgage can be waived, altered, or changed except as evidenced in writing signed by the Mortgagor and by the Mortgagee.

6. That Mortgagor will (i) pay and discharge all indebtedness of Mortgagor to Mortgagee incurred pursuant to the said promissory note, including any renewals or extensions of same, as they shall become due and payable, (ii) pay and discharge all other indebtedness, whenever incurred, of Mortgagor or any of them, to Mortgagee, not incurred pursuant to said promissory note, as such other indebtedness shall become due and payable, and (iii) comply with all of the stipulations contained herein.

7. That after any default on the part of the Mortgagor, the Mortgagee shall, upon complaint filed or other proper legal proceeding being commenced for the foreclosure of this mortgage, be entitled as a matter of right to the appointment by any competent court or tribunal without notice to any party, of a receiver of rents, issues and profits of said premises, with power to lease and control the said premises and with such other powers as may be deemed necessary, and that a reasonable attorney’s fee shall, among other expenses and costs, be fixed, allowed, and paid out of such rents, issues, and profits or out of the proceeds of the sale of said mortgaged property.

8. That all covenants and agreements of the Mortgagor herein contained shall extend to and bind his heirs, executors, administrators, successors, and assigns, and that such covenants and agreements and all options, rights, privileges, and powers herein given, granted or secured to the Mortgagee shall inure to the benefit of the successors or assigns of the Mortgagee.

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9. That the debt hereby secured shall at once become due and payable and this mortgage subject to foreclosure as herein provided at the option of the holder hereof when and if any statement of lien arising from any action or inaction by the Mortgagor is filed under the statutes of Alabama relating to liens of mechanics and materialmen, without regard to the form and contents of such statement and without regard to the existence or nonexistence of the debt or any part thereof, or of the lien on which such statement is based.

10. Encumbrance or transfer of the Property. That Mortgagor will not sell or transfer the mortgaged property, and that Mortgagor will not create or permit to exist any mortgage, encumbrance or other lien not herein mentioned (except the creation of a purchase money security interest in household appliances) upon the mortgaged property, without Mortgagee’s prior written consent. If Mortgagor violates this covenant, Mortgagee may at Mortgagee’s option declare all of the sums secured by this mortgage to be immediately due and payable.

If Mortgagee exercises such option to accelerate. Mortgagee shall mail Mortgagor notice of such acceleration. Such notice shall provide a period of not less than thirty (30) days from the date the notice was mailed within which Mortgagor may pay the sum declared due. If Mortgagor fails to pay such sums prior to the expiration of such period Mortgagee may, without further notice or demand on Mortgagor, invoke any remedies permitted hereunder.

11. Plural or singular words used herein to designate the undersigned Mortgagor shall be construed to refer to the maker or makers of this mortgage, whether one or more persons or a corporation.

12. Preservation and Maintenance or Property; Leaseholds; Condominiums; Planned Unit Developments. Mortgagor shall keep the property in good repair and shall not commit waster or permit impairment or deterioration of the property. If this mortgage conveys a leasehold estate, Mortgagor shall comply with the provisions of any lease affecting the leasehold estate. If Mortgagor fails to do so, Mortgagee shall have the right, but not the obligation to take such action as it deems desirable to prevent or cure any default under such lease. Any amounts disbursed by Mortgagee pursuant to this paragraph, with interest thereon at the highest lawful rate, shall become additional indebtedness secured by this mortgage. Mortgagor expressly grant to Mortgagee the right to enter upon the

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property immediately and as often as Mortgagee desires in order to prevent or cure any such default by Mortgagor. Mortgagor shall not surrender his leasehold estate or interest, or modify or terminate any lease affecting such estate or interest without the prior written consent of Mortgagee. If this mortgage conveys a unit in a condominium or a planned unit development, Mortgagor shall perform all of Mortgagor’ obligations under the declaration or covenants creating or governing the condominium or planned unit development, under by-laws and regulations of the condominium or planned unit development, and under all other constituent documents. If a condominium or planned unit development rider is executed by Mortgagor and recorded together with this mortgage, such rider shall be incorporated herein by reference and shall amend and supplement the covenants and agreements of this mortgage as if the rider were a part hereof.

13. Environmental Matters. Mortgagor represent and warrant that neither the premises nor Mortgagor are in violation or subject to any existing pending or threatened investigation or inquiry by any governmental authority or any response costs or remedial obligations under any applicable laws pertaining to health or the environment or hazardous substances as such are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as codified at 42 U.S.C. Section 9601 et. seq. (“CERCLA”) the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et.seq; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et.seq; or the Alabama Hazardous Waste Management, Code of Alabama, as amended and any other or later laws (herein sometimes collectively called “Applicable Environmental Laws”); and this statement would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, presently known to the Mortgagor pertaining to the premises; that Mortgagor have not obtained and are not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the premises by reason of any Applicable Environmental Laws; that Mortgagor have taken all steps necessary to determine and has determined that no oil, toxic or released on the premises; and that the use which Mortgagor have made, makes or of any oil, toxic or hazardous substances or solid waste on or to the premises (the terms “hazardous substance” and “release” shall have the meanings so as to broaden the meaning of any term defined thereby, and to the extent that the laws of the State of Alabama establish a meaning for “hazardous substance”, “release” or “disposal” which is broader than that specified in

6

CERCLA such broader meaning shall apply). Mortgagor do hereby agree to pay all cost arising from or pertaining to any such Applicable Environmental Laws as a result of any actions, omissions, events, or circumstances and to indemnify and hold Mortgagee harmless therefrom. This indemnity shall survive the release and cancellation of any of the Secured Indebtedness and the release and cancellation and/or reconveyance of this mortgage.

14. Mortgagor Not Released. If Mortgagee agree for the benefit of any debtor to extend the time for payment or to modify the amortization of the indebtedness, or any part thereof, Mortgagee’s action shall not release in any manner the continuing liability of Mortgagor or any other person on the indebtedness, Mortgagor shall have no right to require Mortgagee to initiate proceedings against any obligor on the indebtedness, to refuse to extend the time for payment by such person, or to refuse otherwise to modify the amortization of any of the indebtedness.

15. Priority of this Mortgage; Extensions, Modifications and Renewals. This paragraph shall also be notice that Mortgagee reserves the right to modify, extend, consolidate, and renew the indebtedness, or any portions thereof, and the rate of interest charged thereon, without affecting the priority of the lien created by this mortgage.

UPON CONDITION, HOWEVER, that if the Mortgagor shall well and truly pay and discharge the indebtedness hereby secured, (which include payment of taxes and insurance, the satisfaction of prior encumbrances and any other indebtedness owed to the Mortgagee by the Mortgagor before the full payment of this mortgage) as it shall become due and payable and shall in all things do and perform all acts and by them herein agreed to be done according to the tenor and effect hereof, then and in that event only, this conveyance shall be and become null and void; but should default be made in the payment of the indebtedness hereby secured, including any renewals or extensions thereof or any part thereof, or should default be made in the repayment of any sum expended by said Mortgagee under the authority of any of the provisions of this mortgage or should the interest of said Mortgagee in said property become endangered by reasons of the enforcement of any prior lien or encumbrance thereon arising from any action or inaction by the Mortgagor, or should the Mortgagor do or fail to do or perform any other act or thing, that constitutes default under the promissory note, then in any of said events the whole of the indebtedness hereby secured, or any portion or part of same may not at said date have been paid, with interest thereon, shall at once become due and payable and this mortgage subject to foreclosure at the option of the

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Mortgagee, all notice of the exercise of such option either contained herein or by law being hereby expressly waived; and the Mortgagee shall have the right to enter upon and take possession of the property hereby conveyed and after or without taking such possession to sell the same before the County Court House door or where such foreclosure sales customarily take place in the county wherein the property is located, and, if the property is situated in two or more counties, in any such county, at public outcry for cash, after first giving notice of the time, place and terms of such sale by publication once a week for three consecutive weeks prior to said sale in some newspaper published in said County as required under the Code of Alabama 1975, as amended, and upon the payment of the purchase money the Mortgagee, or owner of the debt and mortgage, or auctioneer, shall execute to the purchaser for and in the name of the Mortgagor a good and sufficient deed to the property sold; the Mortgagee shall apply the proceeds of said sale: First, to the expense of advertising, selling, and conveying, including a reasonable attorney’s fee; second, to the payment of any amounts that may have been expended or that may then be necessary to expend in paying insurance, taxes, and other encumbrances, with interest thereon; third, to the payment in full of the principal indebtedness and interest thereon, whether the same shall or shall not have fully matured at the said of said sale, but no interest shall be collected beyond the date of sale; and fourth, the balance, if any, to be paid over to the said Mortgagor or to whomever then appears of record to be the owner of said property. The Mortgagee may, at any sale made under this mortgage, bid and become the purchasers of said property, or any part thereof or interest therein, like a stranger hereto, in which event the auctioneer making the sale shall make the deed in the name of the Mortgagor, and all recitals made in any deed executed under this mortgage shall be evidenced of the facts therein recited.

IN WITNESS WHEREOF, said Mortgagor has hereunto caused this instrument to be signed and sealed on this the              day of January, 2007.

COMPUTER SOFTWARE INNOVATIONS, INC.

By	(Seal)
Its
Mortgagor

STATE OF                     )

8

COUNTY OF                     )

I, the undersigned, a Notary Public in and for said County in said State, hereby certify that                              whose name as                              of COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation, is signed to the foregoing Mortgage as Mortgagor and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he/she as such officer and with full authority executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this the      day of                     , 2007.

NOTARY PUBLIC, COUNTY
(Affix seal)	My commission expires

PREPARED BY:

MICHAEL E. BALLARD

Ulmer, Hillman & Ballard, P.C.

1908 Government Street

Post Office Box 66196

Mobile, Alabama 36660

(251) 473-4228

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Exhibit C

Form of Seller and Shareholder Non-Competition Agreement

Attached hereto.

EXHIBIT C

CONFIDENTIALITY, NONCOMPETITION AND

NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NONCOMPETITION, AND NONSOLICITATION AGREEMENT (“Agreement”) is made and entered into effective on the      day of January, 2007, by and among Computer Software Innovations, Inc., a Delaware corporation ("Company"), McAleer Computer Associates, Inc., an Alabama corporation (“McAleer”), and William J. McAleer, an individual and resident of the State of Alabama and the sole shareholder of McAleer (“Shareholder”)(McAleer and Shareholder collectively, the “Seller”).

WHEREAS, pursuant to an Asset Purchase Agreement among Company, McAleer and Shareholder dated November 27, 2006 (the “Purchase Agreement”), Seller has agreed to sell substantially all of the assets and business of McAleer to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, prior to the date of the Transaction, McAleer was in the business of education management providing computer software, hardware, forms and printing, and consultation services to school systems in the southern United States (the “Business”) and Company intends to continue and expand the Business following the Transaction;

WHEREAS, prior to the date of the Transaction, Shareholder was the President of McAleer and was in charge of the Business;

WHEREAS, Company has expressly required, as a condition to the Purchase Agreement, that Seller agrees under the terms set forth in this Agreement not to compete with the Company; and

WHEREAS, this Agreement is a material inducement to Company to enter into the Purchase Agreement and complete the Transaction.

NOW, THEREFORE, in consideration of the sums set forth below, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Seller acknowledges that through Shareholder’s ownership of McAleer, Shareholder’s participation in the management of Company’s business activities, and Shareholder’s prior relationships with the Business, Shareholder has had an opportunity to become familiar with and has made use of, acquired and/or added to confidential information of a special and unique nature and value relating to such matters as McAleer’s list of customers and potential customers, pricing information and lists, sales and marketing materials and methods, financial and competition data, employee information, payroll data, supplier relationship, supplier contracts, customer relationships, customer contracts and terms, copyrights, proprietary information, trade secrets, patents, systems, procedures, manuals, confidential reports, records, operational expertise, and the nature and type of services rendered by McAleer, the products and methods used and preferred by McAleer’s customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary).

2. Seller further acknowledges that the Purchase Agreement would not have been entered into without the execution by Seller of this Agreement, as the terms and conditions of this Agreement are essential to the success and the future operations of Company.

3. Seller has owned various trade secrets consisting of, without limitation, customer pricing, material costs, customer lists, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications which have been conveyed to Company through the Transaction and which will be regularly used in the operation of the Business (collectively, “Company’s Secrets”). Seller has also owned information related to the development of products, costs, management policies, and plans for the operation of the Business which has been conveyed to Company through the Transaction (collectively, “Company’s Policies”). Company’s Secrets and Company’s Policies shall be referred to herein collectively as the “Trade Secrets”. Except as otherwise required by law, Seller shall not disclose any of the Trade Secrets, directly or indirectly, or use the Trade Secrets or such information in any way, either during the term of this Agreement or at any time thereafter, except with the prior written consent of Company, or its successor or assignee, which may be withheld in Company's sole discretion. All files, records, customer lists, documents, reports, audits, projections and similar items relating to the Business, whether prepared by or on behalf of Seller or otherwise coming into the possession of Seller, shall become and remain the exclusive property of Company and shall not be removed from the premises of Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of Company.

4. Seller hereby agrees that during the period commencing as of the date hereof and ending five (5) years thereafter (the “Noncompete Period”), Seller shall be subject to and shall strictly comply with the following covenants not to compete with Company in the conduct of its business:

(a)	Within the geographical territory described herein below, Seller will not engage, directly or indirectly, in any business or activity of the same type and nature as that being conducted by Company during the one year period prior to the date hereof. It is understood that the term "directly or indirectly" as used herein means that Seller shall not participate as an owner, employee, agent or consultant to any business entity, whether a proprietorship, partnership, association or corporation, which engages in the prohibited activity.

(b)	Within the geographical territory described herein below, Seller will not engage, directly or indirectly, in any business or activity which requires Seller, or any person or party employed by him or whom he represents, to provide any Trade Secret to any other person or party who is then engaged in a business of the same type or nature as that being conducted by Company at the time of the execution of this Agreement.

(c)	The geographical territory to which the covenants under paragraphs 4(a) and (b) above relate consists of the following areas: North Carolina, South Carolina, Alabama, Tennessee, Louisiana, Mississippi, Florida and Georgia.

5. During the Noncompete Period, Seller shall not (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of Company during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in paragraph 5(a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with Company.

6. As consideration for this Agreement, the Company will pay (i) Five Thousand and No/100ths Dollars ($5,000.00) to McAleer and (ii) Five Thousand and No/100ths Dollars ($5,000.00) to Shareholder by check or wire transfer at the Closing of the Transaction.

7. Seller hereby acknowledges that the covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Seller agrees that Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part. If any proceeding for injunctive relief and/or specific performance is brought by Company to enforce the terms of this Agreement, Seller shall be deemed to have waived, and shall not assert, any claim or defense that Company has an inadequate remedy at law or that such a remedy at law does not exist. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

8. It is expressly recognized and acknowledged by Seller that the covenants set forth in this Agreement are reasonable and necessary for the protection of the business acquired by Company and that Company will suffer a great loss and damage should Seller breach or violate any of the stated covenants for which Company may not have an adequate remedy at law. Seller therefore agrees that in the event of a material breach of these covenants, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach, from a court of competent jurisdiction. Company, in a court of competent jurisdiction upon proper proof, may also sue to recover for such claims as it may have against Seller for actual damages resulting from the breach of these covenants.

9. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto, shall not in any way be affected or impaired thereby and this Agreement shall otherwise remain in full force and effect.

10. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of South Carolina, without reference to its conflicts of law rules.

11. The parties agree that this Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written understandings concerning the subject matter hereof.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Confidentiality, Noncompetition and Nonsolicitation Agreement as of the date first above written.

WITNESSES:	SELLERS:

MCALEER COMPUTER ASSOCIATES, INC.

William J. McAleer, President

William J. McAleer

COMPANY:

COMPUTER SOFTWARE INNOVATIONS, INC.

Nancy K. Hedrick, President

Exhibit D

Form of Seller’s Counsel Opinion

Attached hereto.

EXHIBIT D

[SELLER COUNSEL LETTERHEAD]

January     , 2007

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29642

Re:	Sale of Business of McAleer Computer Associates, Inc. to
Computer Software Innovations, Inc.

Ladies and Gentlemen:

We have acted as counsel for McAleer Computer Associates, Inc., an Alabama corporation (the “Seller”), and William J. McAleer (“Shareholder”), in connection with the transactions contemplated by that Asset Purchase Agreement dated as of November 21, 2006 (the “Purchase Agreement”) by and among Seller, Shareholder and Computer Software Innovations, Inc. (the “Purchaser”). Terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. This opinion is being furnished to you, at the request of Seller, pursuant to the Purchase Agreement.

In connection with rendering the opinions hereinafter set forth, we have examined the originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following:

(a)	The Purchase Agreement, together with all exhibits and schedules thereto;

(b)	The Bill of Sale (“Bill of Sale”), the Deed (the “Deed”) and other instruments of conveyance, transfer and assignment executed by Seller on the date hereof;

(c)	Assignment and Assumption Agreement;

(d)	Confidentiality, Noncompetition and Nonsolicitation Agreement;

(e)	Consulting Agreement between Purchaser and Shareholder of even date;

(f)	Articles of Incorporation and Bylaws of Seller;

January     , 2007

(g)	Consent of Shareholders and Directors of Seller; and

(h)	Such certificates of public officials, corporate documents and records, and other certificates to the extent that the same were made available to us for such examination, and have made such investigation of law, as we have deemed necessary as a basis for the opinions expressed herein.

The foregoing agreements and instruments executed or delivered by Seller in connection with the consummation of the transactions contemplated by the Purchase Agreement (the "Contemplated Transactions") are referred to herein, collectively, as the "Transaction Documents".

For purposes of the opinions expressed herein, with your permission we have assumed, without independent investigation or verification of any kind: (i) the genuineness of all signatures, except signatures of Seller and Shareholder, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents and completeness of all documents submitted to us as copies; (ii) that all Transaction Documents have been duly authorized, executed and delivered by Purchaser; and (iii) that the certificates of public officials dated earlier than the date of this letter remain accurate from such earlier date through and including the date of this letter.

As to various questions of fact material to our opinion, we have relied upon the representations made in the Transaction Documents and upon inquiries and/or certificates of the officers or representatives of Seller. When a statement herein is qualified by "to our knowledge" or similar language, it is intended to indicate that, during the course of our representation of Seller, no information that would give us actual knowledge of the inaccuracy of such statement has come to our attention.

We are members of the bar of the State of Alabama and do not purport to be experts in, or to express any opinion concerning, any law other than the laws of the State of Alabama and the Federal law of the United States of America. No opinion is expressed as to the laws of any other jurisdiction or the effect which the laws of any other jurisdiction might have on the subject matter of the opinions expressed herein under conflict of laws principles or otherwise. In this connection, we have assumed, with your permission that the Transaction Documents and any assumed contracts were governed by the laws of the State of Alabama.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1. Seller is a corporation, duly incorporated and validly existing and in good standing under the laws of the State of Alabama and has the power and authority to own or lease its assets and properties and to carry on its business as currently conducted. To our knowledge, Seller is not qualified or required to be qualified to do business in any other jurisdiction.

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January     , 2007

2. Seller has the power and authority under the laws of the State of Alabama and under the terms of its Articles of Incorporation and Bylaws to execute and deliver each of the Transaction Documents and to perform its obligations thereunder. The Transaction Documents have been duly authorized by all necessary action on the part of Seller and duly executed and delivered by Seller and Shareholder, as applicable.

3. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller and/or Shareholder a party thereto, enforceable against it or them in accordance with its terms.

4. The execution and delivery of the Transaction Documents by Seller and the performance of its obligations thereunder do not violate: (a) any term or provision of Seller Articles of Incorporation or Bylaws; (b) any statute, regulation, law or ordinance which, to our knowledge, Seller is subject; or (c) to our knowledge, any arbitration award, order, writ, judgment or decree of any court, arbitration panel or government agency or authority to which Seller is subject.

5. Except as set forth in the Transaction Documents or related schedules, to our knowledge, no consent, approval, license or authorization by, and no filing, recording or registration with, any governmental authority or regulatory body, which has not been obtained or made, is required in connection with the execution and delivery of the Transaction Documents by Seller and Shareholder or for the consummation by Seller and Shareholder of the transactions contemplated thereby.

6. To our knowledge, except as set forth in the Transaction Documents or the related schedules, there are no claims, actions, suits, or proceedings pending or overtly threatened against Seller or Shareholder.

The validity and enforceability of the rights and remedies set forth in the Transaction Documents are subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights and remedies generally and the application of principles of equity whether in an action at law or a proceeding in equity. In addition, we express no opinion regarding the availability of the remedy of specific performance, or of any other equitable remedy or relief to enforce any right under any agreement or document. We also express no opinion as to the enforceability of any provisions prohibiting competition, the solicitation or acceptance of customers, of business relationships or of employees, the use or disclosure of information, or in restraint of trade. In addition, we have assumed that, to the extent that any party exercises its rights or enforces any remedies under any agreement to which it is a party, it will do so in good faith and in a commercially reasonably manner and that it will abide by any implied covenant of good faith and fair dealing which may be imposed by law.

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January     , 2007

This opinion is being furnished for the sole benefit of the named addressee, and may not be relied upon by any other person or published, quoted or otherwise used for any other purpose without our prior written consent. This opinion is based on the law (and interpretations thereof) and facts existing as of the date hereof. We disclaim any obligation to advise you of any changes therein that may be brought to our attention after the date hereof.

Very truly yours,

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